Exhibit 10.48

THIRD AMENDMENT TO LEASE

I.    PARTIES AND DATE.
This Third Amendment to Lease (the “Amendment”) dated January 26, 2016, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”) and MASIMO CORPORATION, a Delaware corporation (“Tenant”).
II. RECITALS.
On June 22, 2012, Irvine Jeronimo Office Park LLC, a Delaware limited liability company (as successor-in-interest to The Irvine Company LLC, a Delaware limited liability company), and Tenant entered into a lease for space in a building (“Jeronimo Building”) located at 9600 Jeronimo Road, Irvine, California (“Jeronimo Premises”), which lease was amended by a First Amendment to Lease dated May 29, 2013 and by a Second Amendment to Lease dated November 5, 2014 (“Second Amendment”). The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.
Landlord and Tenant each desire to modify the Lease to terminate Tenant’s leasing of the Jeronimo Premises in exchange for leasing approximately 70,722 rentable square feet of space in a building located at 15776 Laguna Canyon Road, Irvine, California, which space is shown on EXHIBIT A attached to this Amendment and herein referred to as the “Laguna Canyon Premises”, to extend the Lease Term as to the Laguna Canyon Premises, to adjust the Basic Rent and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.
III.    MODIFICATIONS.
A. Premises/Building/Project. Effective as of the “Commencement Date for the Laguna Canyon Premises” (as hereinafter defined), the “Premises” under the Lease shall consist of the Laguna Canyon Premises, all references to the “Building” in the Lease shall be amended to refer to the building located at 15776 Laguna Canyon Road, Irvine, California (“Laguna Canyon Building”), and all references to the “Project” in the Lease shall be amended to refer to the Project described on EXHIBIT Y attached to this Amendment.
B. Termination as to the Jeronimo Premises. The parties agree that, notwithstanding the current Expiration Date of the Lease, Tenant’s lease as to the Jeronimo Premises shall terminate at midnight on the day preceding the “Beneficial Occupancy Date” (the “Jeronimo Premises Termination Date”), provided that such termination shall not relieve Tenant of (i) any rent or other charges owed by Tenant, or other obligations required of Tenant, as are set forth in the Lease from and after the date of this Amendment through and including the Jeronimo Premises Termination Date, (ii) any obligations which are set forth in this Amendment, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to the Jeronimo Premises; provided, however, that for a period of seven (7) consecutive days after the Jeronimo Premises Termination Date (the “Relocation Period”), Tenant shall be entitled to retain possession of the Jeronimo Premises, free of Rent or other charges (other than any additional Rent for utilities) and without penalty, for the sole purposes of (i) moving inventory, furniture, fixtures and equipment from the Jeronimo Premises into the Laguna Canyon Premises, and (ii) cleaning the Jeronimo Premises prior to surrendering the same to Landlord. Tenant shall quit and surrender possession of the Jeronimo Premises to Landlord on or before the expiration of the Relocation Period as required by the provisions of Section 15.3 of the Lease. Notwithstanding the foregoing, and further notwithstanding any provision in the Lease to the contrary (including, without limitation, the Holding Over provision in Section 15.1), Tenant’s use and possession of the Jeronimo Premises from and after the current Expiration Date set forth in the Lease until the Commencement Date for the Laguna Canyon Premises shall continue subject to all of the terms of the Lease, with the monthly Basic Rent remaining at the same amount of Basic Rent as for the month immediately preceding such current Expiration Date; provided, however, that in the event the Delivery Date (as defined below) for the Laguna Canyon Premises has not occurred by September 1, 2016 (the “Outside Delivery Date”), Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination at any time after the Outside Delivery Date, and Tenant shall specify in such notice of termination the date on which Tenant desires the Jeronimo Premises Termination Date to occur, which shall in no event be more than 90 days after the date of delivery of such notice. In such event, the Lease shall terminate as of the Jeronimo Premises Termination Date so selected by Tenant, and Landlord shall promptly refund any prepaid Rent and Security Deposit, if any, previously advanced by Tenant under the Lease and, so long as Tenant has not previously defaulted under any of its obligations under the Lease, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease.
C. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:
1.    Effective as of the Commencement Date for the Laguna Canyon Premises, Item 1 shall be deleted in its entirety and substituted therefor shall be the following:
“1. Premises: The Premises are more particularly described in Section 2.1.
Address of Building: 15776 Laguna Canyon Road, Irvine, CA”
2.     Effective as of the Commencement Date for the Laguna Canyon Premises, Item 2 shall be deleted in its entirety and substituted therefor shall be the following:
“2. Project: Laguna Canyon”

3.	Item 4 is hereby amended by adding the following:
“Commencement Date for the Laguna Canyon Premises” shall be the date that is 60 days after the Beneficial Occupancy Date.”
4.    Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:
“5. Lease Term: The Term shall be extended for a period of 120 months from and after the “Commencement Date for the Laguna Canyon Premises”, plus such additional days as may be required to cause the Lease to expire on the final day of the calendar month.”
5.    Item 6 is hereby amended by adding the following:
“Basic Rent for the Laguna Premises:

Months of Term or Period for the Laguna Canyon Premises	Monthly Rate Per Rentable Square Foot for the Laguna Canyon Premises	Monthly Basic Rent (rounded to the nearest dollar) for the Laguna Canyon Premises
1 - 12	$.95	$67,186.00
13 - 24	$.99	$70,015.00
25 - 36	$1,04	$73,551.00
37 - 48	$1.08	$76,380.00
49 - 60	$1.13	$79,916.00
61 - 72	$1.18	$83,452.00
73 - 84	$1.24	$87,695.00
85 - 96	$1.29	$91,231.00
97 - 108	$1.35	$95,475.00
109 - 120	$1.41	$99,718.00
6.    Effective as of the Commencement Date for the Laguna Canyon Premises, Item 8 shall be deleted in its entirety and substituted therefore shall be the following:
“8. Floor Area of Premises: Approximately 70,722 rentable square feet”
7.    Item 9 is hereby deleted in its entirety and substituted therefor shall be the following:
“9. Security Deposit: $109,690.00”

8.    Item 12 is hereby deleted in its entirety and substituted therefor shall be the following:
“12. Address for Payments and Notices:

LANDLORD	TENANT
Payment Address:	MASIMO CORPORATION 52 Discovery Irvine, CA 92618 Attn: Chief Information Officer
THE IRVINE COMPANY LLC P.O. Box #846494 Los Angeles, CA 90084-6494
with a copy to:
MASIMO CORPORATION 52 Discovery Irvine, CA 92618 Attn: Legal Department
Notice Address:	and with a copy to:
THE IRVINE COMPANY LLC 550 Newport Center Drive Newport Beach, CA 92660	Stuart Kane LLP 620 Newport Center Drive, Suite 200 Newport Beach, CA 92660
Attn: Senior Vice President, Property Operations Irvine Office Properties	Attn: Josh C. Grushkin
9.    Effective as of the Commencement Date for the Laguna Canyon Premises, Item 15 shall be deleted in its entirety and substituted therefor shall be the following:
“15. Vehicle Parking Spaces: Two Hundred Two (202)”
D. Delivery Date for the Laguna Canyon Premises. Promptly following Landlord obtaining possession of the Laguna Canyon Premises from the current tenant in possession, and following the execution of this Amendment (provided Tenant has delivered all required insurance certificates), Landlord shall tender possession of the Laguna Canyon Premises to Tenant for purposes of construction of the “Tenant Improvements” pursuant to the Work Letter attached as Exhibit X to this Amendment (such date of tender of possession of the Laguna Canyon Premises being herein referred to as the “Delivery Date”), provided that such delivery shall be free and clear of the interest of any other third party (except for Tenant itself), and further provided that, in no event shall the Delivery Date occur prior to May 10, 2016.
E. Right to Extend the Lease. Section 3.4 of the Lease entitled “Right to Extend this Lease”, as amended by Section III.B of the Second Amendment, shall remain in full force and effect and exercisable by Tenant during the Term of the Lease as extended by this Amendment, except that Section III.B of the Second Amendment is hereby modified as follows:
(i)    Reference to “SECTION 3.3” is hereby changed to “SECTION 3.4”.
(ii)    The first sentence of the second paragraph is hereby deleted in its entirety and substituted with the following:
“If Landlord and Tenant have not by then been able to agree upon the Basic Rent for the extension of the Term, then not less than 90 days or more than 120 days prior to the Expiration Date of the Term, Landlord shall notify Tenant in writing of the Basic Rent that would reflect the prevailing market rental rate for a 60-month renewal of comparable and similarly improved space within Landlord’s portfolio of properties in the immediate vicinity of the Building and the Project (together with any increases thereof during the extension period) as of the commencement of the extension period (“Landlord’s Determination”).”
(iii)    The second sentence of the fifth paragraph is hereby deleted in its entirety and substituted with the following:
“Tenant’s rights under this Section shall belong solely to Masimo Corporation, a Delaware corporation, and its successors pursuant to a Permitted Transfer, and except in connection with a Permitted Transfer, any attempted assignment or transfer of such rights shall be void and of no force and effect.”
F. Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $109,690.00 to Landlord, which sum shall be held by Landlord in accordance with Section 4.3 of the Lease. Section 4.3 of the Lease is hereby deleted in its entirety and the following substituted therefor:

“SECTION 4.3. SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by Sections 7.1 and 15.2 or any other provision of this Lease. Upon any Event of Default (as defined in Section 14.1) by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within 10 business days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within 30 days following the termination of this Lease and Tenant’s vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect, in connection with Landlord’s application of the Security Deposit to prospective rent that would have been payable by Tenant but for the early termination due to Tenant’s Default (as defined herein).”
G. Signs.
(i)    Effective as of the Jeronimo Premises Termination Date, the provisions of Section 5.2 of the Lease, entitled “Signs” shall be amended to provide that the rights granted to Tenant in said Section 5.2 as to “one (1) exterior “building top” sign on the Building” shall be terminated. Not later than the Jeronimo Premises Termination Date, Tenant shall remove, at its sole cost and expense, its signage from the Jeronimo Building and shall repair any damage to the Jeronimo Building or the Common Areas in connection with such removal.
(ii)    Effective as of the Commencement Date for the Laguna Canyon Premises, the initial two sentences of Section 5.2 of the Lease shall be deleted in their entirety and substituted therefor shall be the following:
Except for two (2) exterior “building-top” signs identifying Tenant’s name and/or logo and installed at a location designated by Landlord, Tenant shall have no right to maintain signs in any location in, on or about the Laguna Canyon Premises, the Laguna Canyon Building or the Project and shall not place or erect any signs that are visible from the exterior of the Laguna Canyon Building.
(iii) Tenant’s exterior signage rights under Section 5.2 (as amended hereby) belong solely to Masimo Corporation and its successors pursuant to a Permitted Transfer, and, except in connection with a Permitted Transfer, any attempted assignment or transfer of such rights shall be void and of no force and effect.
H. Landlord’s Warranty.
(i)    Landlord warrants to Tenant that the roof, plumbing, fire sprinkler system, lighting, heating, ventilation and air conditioning systems (including the Legacy HVAC Units, but not any New HVAC Units, as each are defined below), structural components, elevators and electrical systems serving the Laguna Canyon Premises shall be in good operating condition on the Commencement Date for the Laguna Canyon Premises and during the initial 30 days of the Term as to the Laguna Canyon Premises. Notwithstanding the foregoing, Landlord’s warranty obligation contained in this Section shall not apply: (a) to the costs and expenses of periodic maintenance of the roof, plumbing, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems serving the Laguna Canyon Premises, nor (b) to the extent of the negligence or willful misconduct by Tenant, its employees, agents, contractors, licensees or invitees (in which case Tenant shall be responsible for the reasonable costs of such repairs and/or replacements). Provided that Tenant shall notify Landlord of a non-compliance with the foregoing warranty on or before 30 days following the Commencement Date for the Laguna Canyon Premises, then Landlord shall, except as otherwise provided in the Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense (and not a Project Cost).
(ii)    Landlord shall correct, repair and/or replace any non-compliance of the exterior of the Building and/or the Common Areas with all building permits and codes in effect and applicable as of the execution of this Amendment, including without limitation, the provisions of Title III of the Americans With Disabilities Act (“ADA”), including without limitation, any cost of ADA compliance as to the exterior of the Building and/or the Common Areas triggered by the permitting or construction of the Tenant Improvements. Said costs of compliance shall be Landlord’s sole cost and expense and shall not be part of Project Costs; provided that any cost of ADA compliance within the Laguna Canyon Premises triggered by the permitting and/or construction of the Tenant Improvements (as opposed to the exterior of the Building and/or the Common Areas) shall be included as part of the “Completion Cost” of the Tenant Improvement Work (as defined in the Work Letter). Landlord shall correct, repair or replace any non-compliance of the exterior of the Building and/or the Common Areas with any revisions or amendments to applicable building codes, including the ADA, becoming effective after the execution of this Amendment, provided that the amortized cost of such repairs or replacements (amortized over the useful life thereof) shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the Premises, including without limitation, in connection with Tenant’s construction of any Alterations or other improvements in the Laguna Canyon Premises (and any resulting ADA compliance requirements in the Common Areas if Landlord shall consent to same as more particularly provided in Section 7.3 of the Lease) and the operation of Tenant’s business and employment practices in the Laguna Canyon Premises, shall be the responsibility of Tenant at its sole cost and expense. The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section shall be made promptly following notice of non-compliance from any applicable governmental agency.
(iii)    Notwithstanding the provisions of Section 7.2 of the Lease, Landlord agrees to repair and/or replace, at its sole cost and expense and not as a Project Cost, the structural components of the roof, the load-bearing walls and the foundations and footings of the Building. Notwithstanding the foregoing, Landlord’s obligation contained in this Section III.H(iii) to bear such costs and expenses shall not apply: (i) to the costs and expenses of periodic maintenance of the roof, walls, foundations and footings of the Building, nor (ii) to the extent of the negligence or willful misconduct by Tenant, its employees, agents, contractors, licensees or invitees (in which case Tenant shall be responsible for the reasonable costs of such repairs and/or replacements). The repairs or replacements required of Landlord pursuant to this Section III.H(iii) shall be made promptly following notice from Tenant.
I. Beneficial Occupancy. Landlord agrees that Tenant shall be permitted to occupy the Laguna Canyon Premises for a period of sixty (60) days prior to the Commencement Date for the Laguna Canyon Premises beginning on the Beneficial Occupancy Date, as defined hereinbelow (the “Beneficial Occupancy Period”), for all purposes permitted under this Lease, including without limitation the commencement of Tenant’s regular business activities in the Laguna Canyon Premises, subject to the following terms and conditions: (a) prior to any such early occupancy by Tenant, Tenant shall deliver to Landlord (i) the first installment of Basic Rent and Operating Expenses due under the Lease as to the Laguna Canyon Premises, (ii) the Security Deposit set forth in Item 9 of the Basic Lease Provisions, and (iii) the required certificate(s) of insurance; and (b) Tenant’s occupancy of the Laguna Canyon Premises prior to the Commencement Date for the Laguna Canyon Premises shall be subject to all of the covenants and conditions on Tenant’s part contained in this Lease (including, without limitation, obligation to pay Tenant’s Share of Operating Expenses as of the Beneficial Occupancy Date, and the covenants contained in Sections 5.3, 6.1, 7.1, 7.3, 7.4, 10.1 and 10.3 of the Lease), except for the obligation to pay Basic Rent and Operating Expenses (other than any utilities specific to the Premises that may be included within Operating Expenses). The Beneficial Occupancy Period shall begin on the date (the “Beneficial Occupancy Date”) that is the earlier of (i) six (6) months after the Delivery Date, or (ii) the date the Laguna Canyon Premises are “ready for occupancy”. The Laguna Canyon Premises shall be deemed “ready for occupancy” when Tenant has substantially completed the Tenant Improvement Work pursuant to the Work Letter attached to this Amendment but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy of the Laguna Canyon Premises in connection with such work.
J. Brokers.  Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Zuvich Corporate Advisors (“Tenant’s Broker”) is the agent of Tenant exclusively.  By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker.  If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker.  By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
K. Leased Premises. Section 2.1 of the Lease is hereby supplemented by adding the following:
“The Premises shall include the non-exclusive right of Tenant to use and have access to the janitorial closets and electrical and telephone rooms on the floors of the Building which contains the Premises as well as the use of and access to the ceilings, walls and floors of the Premises for purposes of installing, maintaining, repairing and replacing wiring, conduit and cable serving Tenant’s equipment within the Premises, provided that any such installation, maintenance, repair and replacement shall be performed in accordance with, and subject to, the terms and provisions of this Lease. Landlord shall also have the right to the use of and access to all such areas consistent with the terms and provisions of this Lease for the purpose of performing its obligations and exercising its rights hereunder.”
L. Acceptance of Premises. Section 2.2 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 2.2. ACCEPTANCE OF PREMISES. Except as otherwise expressly provided in this Lease, Tenant’s lease of the Premises shall be on an “as is” basis without further alteration, addition or improvement to the Premises whatsoever. Except as provided in Section 2.4 below and as otherwise set forth herein, Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project. Not by way of limitation of the foregoing, no warranty is made with respect to the suitability or fitness of the Premises, the Building or the Project for any purpose, including without limitation any representations or warranties regarding the compliance of Tenant’s use of the Premises with the applicable zoning or regarding any other land use matters, and Tenant shall be solely responsible as to such matters. Further, neither Landlord nor any representative of Landlord has made any representations or warranties regarding (i) what other tenants or uses may be permitted or intended in the Building or the Project, (ii) any exclusivity of use by Tenant with respect to its permitted use of the Premises as set forth in Item 3 of the Basic Lease Provisions, or (iii) any construction of portions of the Project not yet completed. Tenant further acknowledges that the flooring materials which may be installed within portions of the Premises located on the ground floor of the Building may be limited by the moisture content of the Building slab and underlying soils. Notwithstanding the foregoing, Landlord represents that, to the current, actual knowledge of Landlord’s property manager for the Project, without the duty of independent investigation or inquiry, the ground floor slabs of the Building do not have moisture issues. The Premises shall be delivered to Tenant in broom clean condition, with all of the Building systems servicing the Premises in good working condition. As of the Commencement Date, Tenant shall be conclusively deemed to have accepted the Premises and those portions of the Building and Project in which Tenant has any rights under this Lease, which acceptance shall mean that it is conclusively established that the Premises and those portions of the Building and Project in which Tenant has any rights under this Lease were in satisfactory condition and in conformity with the provisions of this Lease.”
M. Operating Expenses. Section 4.2(i) of the Lease is hereby supplemented by adding the following additional items that shall not be included in Operating Expenses:
(14)    Any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(15)    Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and maintenance of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(16)    The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Operating Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer;
(17)    Costs incurred by Landlord for improvements or replacements (including structural additions), repairs, equipment and tools which are of a “capital” nature and/or which are considered “capital” improvements or replacements under GAAP, except to the extent included in

Project Costs pursuant to the definition in subsection (e) above or by other express terms of this Lease;
(18)    Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project; and
(19)     Cost of service, maintenance and repair with respect to any New HVAC Units (as defined below), such being deemed supplemental HVAC equipment serving only the Premises pursuant to Section 7.2 of the Lease.
N. Hazardous Materials. Section 5.3 of the Lease is hereby supplemented by adding the following to Section 5.3(f):
“To the best of Landlord’s knowledge and except as disclosed in Exhibit C to this Lease, as of the date of this Lease, there are no toxic or hazardous materials present in or under the Building or Project except for standard products typically used in the operation and maintenance of an industrial building. Should any such materials be discovered and should their remediation be legally required, then unless such materials were introduced by Tenant, its agents, employees, subtenants, vendors, licensees, invitees or contractors, Landlord shall remediate same at its expense and shall hold Tenant harmless from any cost in connection therewith.”
O. Utilities and Services. Section 6.1 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 6.1. UTILITIES AND SERVICES. (a)    Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for water, gas, electricity, sewer, heat, light, power, telephone, telecommunications service, refuse pickup, janitorial service, interior landscape maintenance and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. If any utilities or services are not separately metered or assessed to Tenant, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services, and Tenant shall pay such amount to Landlord, as an item of additional rent, within thirty (30) days after delivery of Landlord’s statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Project Costs in which event Tenant shall pay Tenant’s proportionate share of such costs in the manner set forth in Section 4.2.
(b)    Tenant shall also pay to Landlord as an item of additional rent, within thirty (30) days after delivery of Landlord’s statement or invoice therefor, Landlord’s “standard charges” (as hereinafter defined, which shall be in addition to the electricity charge paid to the utility provider) for “after hours” usage by Tenant of each Legacy HVAC Unit (as defined below) servicing the Premises. “After hours” shall mean more than three thousand four hundred thirty-two (3,432) hours during each twelve (12) month period, commencing on the Commencement Date for the Laguna Canyon Premises (each, a “Legacy HVAC Recovery Period”), with such annualized allowance based upon sixty-six (66) hours of usage per week for the fifty-two (52) weeks during each Legacy HVAC Recovery Period during the Term. “After hours” usage shall be determined based upon the operation of the applicable Legacy HVAC Unit during each Legacy HVAC Recovery Period on a “non-cumulative” basis (that is, without regard to Tenant’s usage or nonusage of other Legacy HVAC Unit(s) or New HVAC Units (as defined below) serving the Premises, or of the applicable Legacy HVAC Unit during other Legacy HVAC Recovery Periods during the Term). As used herein, “standard charges” shall mean (i) $1.00 per hour for 1-5 ton HVAC units, (ii) $5.00 per hour for 6-9 ton HVAC units, and (iii) $10.00 per hour for HVAC units of 10 tons or greater (in addition to the applicable electricity charges paid to the utility provider). New HVAC Units shall not be subject to any standard charges or included in the determination of after hours usage.
(c)    As used herein, “Legacy HVAC Unit” shall mean each of the twenty-five (25) roof-top mounted HVAC units existing at the Laguna Canyon Premises as of the Delivery Date of the Laguna Canyon Premises, each of which shall be subject to the standard charges for after hours usage during each Legacy HVAC Recovery Period as described above. As used herein, “New HVAC Units” shall mean any new HVAC units installed by Tenant after the Delivery Date. The New HVAC Units will be owned, insured, maintained and repaired by Tenant until the Expiration Date or earlier termination of this Lease. Landlord shall have no obligation to provide service, maintenance or repair with respect to the New HVAC Units, which shall be considered supplemental HVAC equipment serving only the Premises pursuant to Section 7.2 of the Lease. Tenant shall own and have the right to depreciate the cost of the New HVAC Units for Tenant’s benefit. The New HVAC Units are intended to primarily serve the non-office portions of the Laguna Canyon Premises (i.e., laboratories), and shall not be subject to any standard charges or included in the determination of any after hours usage for the Legacy HVAC Units. Subject to Landlord’s approval of the Tenant Improvements for the Laguna Canyon Premises, Tenant shall have no obligation to remove the New HVAC Units nor to restore any portion of the Premises modified for the installation and maintenance of the New HVAC Improvements once the Working Drawings and Specifications or any Change related thereto has been approved by Landlord, and the New HVAC Units are not designated by Landlord in writing as a Required Removal Item when so approved.
(d)    Landlord shall not be liable for damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises, and no such failure or interruption shall be deemed an eviction or entitle Tenant to terminate this Lease or withhold or abate any rent due hereunder; provided, however, if as a result of the direct actions of Landlord, its employees, contractors or authorized agents, for more than 3 consecutive business days following written notice to Landlord there is no electricity, HVAC or elevator services to all or a portion of the Premises, or such an interruption of other essential utilities and building services, such as fire protection or water, so that all or a portion of the Premises cannot be used by Tenant, then Tenant’s Basic Rent (or an equitable portion of such Basic Rent to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, as for example, bringing in portable air-conditioning equipment, then there shall not be an abatement of Basic Rent. Landlord shall at all reasonable times have free access to the Building and Premises to install, maintain, repair, replace or remove all electrical and mechanical installations of Landlord.
P. Alterations. Section 7.3 of the Lease is hereby modified by deleting the first sentence and replacing it with the following:
“Except for (a) constructing and securing racks and similar items to walls and floors (collectively, the “Racking”), (b) installing necessary phone and data cabling infrastructure (collectively, the “Cabling”), and (c) cosmetic alteration projects that do not exceed $100,000 during each calendar year which satisfy the criteria in the next following sentence, Tenant shall make no alterations, additions, fixtures or improvements (“Alterations”) to the Premises or the Building without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion.”
Q. Mechanic’s Liens. Section 7.4 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 7.4. MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly cause any such lien to be released by posting a bond in accordance with California Civil Code Section 8424 or any successor statute. In the event that Tenant shall not, within 20 days following Tenant’s receipt of written notice of the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord, including Landlord’s reasonable attorneys’ fees, shall be reimbursed by Tenant within 30 days following Landlord’s written demand. Tenant shall give Landlord no less than 20 days’ prior notice in writing before commencing construction of any kind on the Premises.
R. Certain Transfers. Section 9.4 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 9.4. CERTAIN TRANSFERS. The following shall be deemed to constitute an assignment of this Lease; (a) the sale of all or substantially all of Tenant’s assets (other than bulk sales in the ordinary course of business), (b) if Tenant is a corporation, an unincorporated association, a limited liability company or a partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership in the aggregate of twenty-five percent (25%) (except for publicly traded shares of stock constituting a transfer of twenty-five percent (25%) or more in the aggregate, so long as no change in the controlling interest of Tenant occurs as a result thereof), or (c) any other direct or indirect change of control of Tenant, including, without limitation, change of control of Tenant’s parent company or a merger by Tenant or its parent company. Notwithstanding the foregoing, Landlord’s consent shall not be required for the assignment of this Lease or the subletting of all or any portion of the Premises to any entity controlling, controlled by or under common control with, Tenant, or as a result of the sale of all or substantially all of Tenant’s business assets, a merger by Tenant with or into another entity or a reorganization of Tenant (collectively, a “Permitted Transfer”), so long as (i) in the case of an assignment of this Lease, the net worth of the successor or reorganized entity after such Permitted Transfer is at least equal to the greater of the net worth of Tenant as of the execution of this Lease by Landlord or the net worth of Tenant immediately prior to the date of such Permitted Transfer, evidence of which, satisfactory to Landlord, shall be presented to Landlord prior to such Permitted Transfer, (ii) Tenant shall provide to Landlord, prior to such Permitted Transfer, written notice of such Permitted Transfer and such assignment or sublease documentation and other information as Landlord may reasonably require in connection therewith, and (iii) all of the terms and requirements of Sections 9.2 and 9.3 shall apply with respect to such Permitted Transfer.
S. Tenant’s Indemnity. Section 10.3 of the Lease is hereby supplemented by adding the following:
“Landlord shall reimburse Tenant for reasonable attorneys’ fees and costs to the extent and in the proportion that any injury or damage is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord. Additionally, to the fullest extent permitted by law, but subject to the express limitations on Landlord’s liability contained in this Lease (including, without limitation, the provisions of Section 10.4 below), Landlord shall indemnify and hold harmless Tenant, and Tenant’s agents, employees, lenders, and affiliates, from and against any and all claims, liabilities, damages, costs or expenses arising either before or after the Commencement Date from the negligence or willful misconduct of Landlord, its affiliates, agents, employees, or contractors in connection with its obligations with respect to the Project or this Lease.
T. Estoppel Certificate. Section 13.3 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 13.2. ESTOPPEL CERTIFICATE. Tenant shall, within 10 business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project).
U. Financials. Section 13.3 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 13.3. FINANCIALS. The application, financial statements and tax returns, if any, submitted and certified to by Tenant as an accurate representation of its financial condition have been prepared, certified and submitted to Landlord as an inducement and consideration to Landlord to enter into this Lease. Tenant shall during the Term (but no more than once per calendar year unless Tenant is in Default) furnish Landlord with current annual financial statements accurately reflecting Tenant’s financial condition upon written request from Landlord within 10 business days following Landlord’s request; provided, however, that so long as Tenant or Tenant’s parent company is a publicly traded corporation on a nationally recognized stock exchange, the foregoing obligation to deliver the statements shall be waived.
V. Holding Over. Section 15.1 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 15.1. HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term) without the prior written consent of Landlord, such tenancy shall constitute a tenancy at sufferance only and a Default by Tenant; such holding over with the prior written consent of Landlord shall constitute a month-to-month tenancy commencing on the 1st day following the termination of this Lease and terminating 30 days following delivery of written notice of termination by either Landlord or Tenant to the other. In either of such events, possession shall be subject to all of the terms of this Lease, except that for the first 60 days of such holdover, the monthly rental shall be 150% of the total monthly rental for the month immediately preceding the date of termination. Thereafter, such monthly rental rate shall be subject to Landlord’s right to modify same upon 30 days’ notice to Tenant. The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord’s right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises following the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

W. Rules and Regulations. Article 17 of the Lease is hereby supplemented by adding the following sentence:
“Notwithstanding anything to the contrary contained in this Lease, Landlord agrees that the Rules and Regulations shall not be modified or enforced by Landlord in a manner that would unreasonably interfere with Tenant’s use of or access to the Premises, the Building, the Project, or the parking areas in accordance with Tenant’s rights under this Lease.”
X. SDN List. Section 22.7 of the Lease is hereby deleted in its entirety and the following substituted therefor:
“SECTION 22.7. SDN LIST. Tenant hereby represents and warrants that neither Tenant nor any officer, director, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). Landlord hereby represents and warrants that neither Landlord nor any officer, director, partner, member or other principal of Landlord is listed as a SDN on the list of such persons and entities issued by the OFAC.”
IV.    GENERAL.
A. Effect of Amendments. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.
B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.
C. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.
D. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.
E. Counterparts; Digital Signatures.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment.  In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.
F. Certified Access Specialist. As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.
V.    EXECUTION.
Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC,		MASIMO CORPORATION,
a Delaware limited liability company		a Delaware corporation

By	/s/ Steven M. Case	By	/s/ Yongsam Lee
	Steven M. Case, Executive Vice President Office Properties	Printed Name	Yongsam Lee
		Title	CIO

By	/s/ Michael T. Bennett	By	/s/ Mark de Raad
	Michael T. Bennett, Senior Vice President Operations, Office Properties	Printed Name	Mark de Raad
		Title	CFO

EXHIBIT A
Laguna Canyon Premises
(15776 Laguna Canyon Road, Irvine, CA)

EXHIBIT X
WORK LETTER
(Tenant Buildout with Landlord’s Contribution)
I.    TENANT IMPROVEMENTS
The tenant improvement work (“Tenant Improvements” or the “Tenant Improvement Work”) shall consist of the work required to complete certain improvements to the Laguna Canyon Premises pursuant to approved “Working Drawings and Specifications” (as defined below). Tenant shall employ a licensed architect reasonably acceptable to Landlord (the “Architect”) for preparation of the “Preliminary Plan” and “Working Drawings and Specifications” (as hereinafter defined), and shall cause the Architect to inspect the Laguna Canyon Premises to become acquainted with all existing conditions. Tenant shall contract with the “TI Contractor” (as defined below) to construct the Tenant Improvements. The Tenant Improvement Work shall be undertaken and prosecuted in accordance with the following requirements:

A.
Tenant shall submit the following to Landlord: (i) a preliminary pricing plan for the Tenant Improvements prepared by the Architect, which shall include interior partitions, ceilings, interior finishes, interior doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”), (ii) working drawings and specifications prepared by the Architect based on the approved Preliminary Plan (the “Working Drawings and Specifications”), and (iii) any change proposed by Tenant to the approved Working Drawings and Specifications (“Change”). Within 5 business days following its submission to Landlord, Landlord shall approve (by signing a copy thereof) or shall disapprove the Preliminary Plan and/or any Change, and within 10 business days following its submission to Landlord, Landlord shall approve or shall disapprove the Working Drawings and Specifications. If Landlord disapproves the Preliminary Plan, Working Drawings and Specifications or Change, Landlord shall specify in detail the reasons for disapproval and Tenant shall cause the Architect to modify the Preliminary Plan, Working Drawings and Specifications or Change to incorporate Landlord’s suggested revisions in a mutually satisfactory manner. Tenant agrees and acknowledges that Landlord will not check the Preliminary Plan, the Working Drawings and Specifications and/or any Change for building code compliance (or other federal, state or local law, ordinance or regulations compliance), and that Tenant and its Architect shall be solely responsible for such matters. Notwithstanding the foregoing, but subject to Section I.O below, Landlord may only provide its disapproval of the Working Drawings and Specifications or a Change in the event such submittal: (i) shall not comply with applicable law or building code, (ii) adversely affects the Building or Project systems or structural components, (iii) adversely affects other tenants in the Project, or (iv) affects the exterior of the Building in any manner.

B.
The Tenant Improvements shall only include actual improvements to the Laguna Canyon Premises approved by Landlord as provided above, and shall exclude (but not by way of limitation) Tenant’s furniture, trade fixtures, partitions, equipment and signage improvements, if any. Further, to the extent applicable, the Tenant Improvements shall incorporate Landlord’s building standard materials and specifications for the Project as set forth in Schedule I (“Standard Improvements”); provided, however, the Tenant Improvements shall include materials, finishes and specifications set forth in the Preliminary Plan, even if the same is of higher quality than the Standard Improvements (the “Approved Improvements”). Notwithstanding the foregoing, no deviations from the Standard Improvements may be required by Tenant with respect to doors and frames, finish hardware, entry graphics, the ceiling system, light fixtures and controls, mechanical systems, fire life and safety systems and/or window coverings; provided that Landlord may, authorize in writing one or more of such deviations, in which event Tenant shall be solely responsible for the cost of replacing same with the applicable Standard Improvements upon the expiration or termination of this Lease. All other deviations from the Standard Improvements or the Approved Improvements (such deviations referred to herein as the “Non-Standard Improvements”) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, provided, however that Landlord shall in no event be required to approve any Non-Standard Improvement if Landlord determines that such Non-Standard Improvements (i) are of a lesser quality than the corresponding Standard Improvements or Approved Improvements, (ii) fails to conform to applicable governmental requirements, (iii) requires building services beyond the level Landlord has agreed to provide Tenant under this Lease, (iv) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (v) would have an adverse aesthetic impact to the Laguna Canyon Premises or would cause material additional expenses to Landlord in reletting the Laguna Canyon Premises.

C.
Tenant shall contract with a licensed general contractor reasonably approved by Landlord (the “TI Contractor”) for construction of the Tenant Improvements. The TI Contractor shall solicit bids from at least 3 subcontractors (reasonably acceptable to Landlord) for each major subtrade, provided that the drywall and acoustical subcontractors shall be union contractors. If required by Landlord, Tenant shall use the electrical, mechanical, plumbing and fire/life safety engineers reasonably acceptable to Landlord; if Tenant elects to use contractors other than Landlord’s designated electrical, mechanical, plumbing and fire/life safety engineers, and if such election is approved by Landlord, Landlord shall be entitled to have its designated contractors perform a “peer review” of such contractors work, and the reasonable cost thereof shall be borne solely by Tenant, but may be paid for by Tenant using any unused portion of the Landlord’s Contribution. Following the competitive bidding of the major subtrade work, Tenant shall enter into a construction contract (the “TI Contract”) with the TI Contractor for construction of the Tenant Improvements. If requested by Landlord, Tenant shall deliver copy of the TI Contract to Landlord. Tenant shall cause the Tenant Improvements to be constructed in a good and workmanlike manner in accordance with the approved Working Drawings and Specifications.

D.	Intentionally omitted.

E.	Prior to the commencement of the Tenant Improvement Work, Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the work.

F.
The TI Contractor shall comply with Landlord’s requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord, prior to commencement of construction or the Tenant Improvement Work.

G.	A construction schedule shall be provided to Landlord prior to commencement of the construction of the Tenant Improvement Work, and weekly updates shall be supplied during the progress of the work.

H.
Tenant shall give Landlord at least 10 business days prior written notice of the commencement of construction of the Tenant Improvement Work so that Landlord may cause an appropriate notice of non-responsibility to be posted.

I.
The Tenant Improvement Work shall be subject to inspection at all times by Landlord and its construction manager, and Landlord and/or its construction manager shall be permitted to attend weekly job meetings with the TI Contractor.

J.
Upon completion of the Tenant Improvement Work, Tenant shall cause to be provided to Landlord a close-out package which shall include, without limitation, the following: (i) as-built drawings of the Tenant Improvements work signed by the Architect, (ii) CAD files of the improved space compatible with Landlord’s CAD standards, (iii) a final punch list signed by Tenant, (iv) final and unconditional lien waivers from the TI Contractor and all subcontractors, and (v) a certificate of occupancy for the Laguna Canyon Premises (collectively, the “Close-Out Package”).

K.
The Tenant Improvements work shall be prosecuted at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws, the Americans with Disabilities Act (“ADA”) and all applicable governmental permit and code requirements.

L.
All of the provisions of this Lease (including, without limitation, the provisions of Sections 7.4, 10.1 and 10.3, except for the covenants to pay rent, shall apply to and shall be binding on Tenant with respect to the construction of the Tenant Improvements.

M.
Tenant hereby designates Yongsam Lee, Telephone (949) 697-4232, Email: ylee@masimo.com, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Any notices or submittals to, or requests of, Tenant related to this Work Letter and/or the Tenant Improvement Work may be sent to Tenant’s Construction Representative at the email address above provided. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

N.
Tenant and the TI Contractor and its subcontractors shall be permitted to enter the Laguna Canyon Premises prior to the Commencement Date for the Laguna Canyon Premises to construct the Tenant Improvements. The foregoing license to enter the Laguna Canyon Premises prior to the Commencement Date for the Laguna Canyon Premises is, however, conditioned upon the compliance by the TI Contractor with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance of workers’ compensation and public liability and property damage insurance by the TI Contractor in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. Landlord will provide all utilities for the construction of the Tenant Improvements at the Laguna Canyon Premises (i.e., electrical, HVAC during normal business hours, water, etc.) at no cost to Tenant or the TI Contractor. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. Tenant further agrees that the Commencement Date for the Laguna Canyon Premises is not conditioned upon, nor shall such Date be extended by, the completion of the foregoing Tenant Improvements.

O.
All of the Tenant Improvements shall become the property of Landlord and shall be surrendered with the Laguna Canyon Premises at the expiration or sooner termination of this Lease, except that Landlord shall have the right, by written notice to Tenant given at the time of Landlord’s approval of the Preliminary Plan, the Working Drawings and Specifications and any Change, to require Tenant either to remove all or any of the Tenant Improvements approved in the Preliminary Plan or in the Working Drawings and Specifications or by way of such Change (as specified in such written notice, a “Required Removal Item”), to repair any damage to the Laguna Canyon Premises or the Common Areas arising from such removal of any Required Removal Item, and to replace any Non-Standard Improvements or Approved Improvements so approved with the applicable Building Standard Improvement, or to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease. Notwithstanding anything to the contrary contained in the foregoing, no such removal or restoration shall be required for any of the components of the Tenant Improvements shown in any Preliminary Plan, the Working Drawings and Specifications or any Change once the same has been approved by Landlord and not designated by Landlord in writing as a Required Removal Item when so approved.

II.    COST OF THE TENANT IMPROVEMENTS WORK

A.
Landlord shall provide to Tenant a tenant improvement allowance in the amount of $707,220.00 (the “Landlord’s Contribution”), based on $10.00 per rentable square foot of the Laguna Canyon Premises, towards the “Completion Cost” of the Tenant Improvements (as hereinafter defined), with any excess cost of the Tenant Improvements to be borne solely by Tenant. If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord’s Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment. It is further understood and agreed that the Tenant Improvements shall be scheduled and shall be substantially completed not later than the date that is one hundred eighty (180) days after the Delivery Date for the Laguna Canyon Premises (except in the event of a matter beyond the reasonable control of either party, in which case such date shall be extended on a day for day basis) to be eligible for funding by Landlord, and that Landlord shall not be obligated to fund any portion of the Landlord’s Contribution towards Tenant Improvements completed after such date (as the same may be so extended).

B.
The “Completion Cost” shall mean the costs of completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications, including but not limited to the following: (i) payments made to the TI Contractor, architects, engineers, subcontractors, project managers (not to exceed 3% of the Completion Cost) and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include an administrative/overhead fee to be paid to Landlord or to Landlord’s management agent in the amount of 3% of the Completion Cost, and Landlord’s reasonable “peer review” fees for the review of the Preliminary Plan and Working Drawings and Specifications by Landlord’s project architect and its MEP engineers, which fees shall be paid from the Landlord’s Contribution.

C.
Landlord shall fund the Landlord’s Contribution (less any applicable deductions for the above-described administrative/overhead fee and all “peer review” charges) in installments (not more frequently than monthly) as and when costs are incurred and a payment request therefor is submitted by Tenant, which payment request shall include a copy of all supporting invoices, lien waivers (in the form prescribed by the California Civil Code), and pertinent reasonable back-up information (all of which can be in the form of an email (i.e. PDF copies)).  Landlord shall fund the payment request within 30 days following receipt of the application and supporting materials; provided that a 10% retention shall be held on payments to Tenant until Landlord receives the complete Close-Out Package.  Such 10% retention of the Landlord Contribution towards the Completion Cost shall be funded within 30 days following Landlord’s receipt of the completed Close-Out Package.

Schedule I
Tenant Improvement / Interior Construction Outline Specifications
(By Tenant/Tenant Allowance)

Note During preliminary walk throughs, construction management is to confirm re-use of existing building components and provide direction to: 1) match existing , or 2) provide new building standard at all remodel conditions; or 3) provide upgrade to building standard based on project team input. Each suite to be reviewed on a case-by-case basis.

Tenant Standard General Office:	CARPET
Direct glue broadloom carpet.

VINYL COMPOSITION TILE (VCT)
12” x 12” VCT Armstrong Standard Excelon.

WALLS

Standard Walls: 5/8” gypsum drywall on 2-1/2” x 25 ga. metal studs 16” o.c., floor to ceiling construction. No walls shall penetrate the grid unless required by code. All walls shall be straight, and parallel to building exterior walls. All offices and rooms shall be constructed of a standard size and tangent to a building shell or core wall.

Exterior Walls (First Generation Only): 5/8” gypsum drywall furring on 25 ga. metal studs, with R-13 insulation.

PAINT
Paint finish, one standard color to be Benjamin Moore AC-40, Glacier White, flat finish. Dark colors subject to Landlord approval.

BASE
2-1/2” Burke rubber base; straight at cut pile carpet, coved at resilient flooring and loop carpet.

RUBBER TRANSITION STRIP
Transition strip between carpet and resilient flooring to be Burke #150, color: to match adjacent V.C.T.

PLASTIC LAMINATE
Plastic laminate color at millwork: Nevamar “Smoky White”, Textured #S-7-27T.

CEILING
2x4 USG Radar Illusions #2842 scored ceiling tile, installed in building standard 9/16” or 15/16” T-bar grid. Continuous grid throughout.

LIGHTING
All spaces are to be illuminated with building standard 2 x 4 direct/indirect fixtures, approved by the Landlord.

DOORS
1-3/4” solid core, 3’’-0” x 8’-10” plain sliced white oak, Western Integrated clear anodized aluminum frames, Schlage “D” series “Sparta” latchset hardware, dull chrome finish.

OFFICE SIDELITES
All interior offices to have sidelite glazing adjacent to office entry door, 4’ wide x door height, Western Integrated clear anodized aluminum frame integral to door frame with clear tempered glass.

WINDOW COVERINGS
Vertical blinds: Mariak Industries PVC blinds at building perimeter windows, Model M-3000, Color: Light Grey.

Tenant Standard Mechanical (continued):
Mid-Tech / Manufacturing Building: Air distribution downstream of packaged rooftop units and/or split system fan coil units shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers, 2’x2’ perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements. Interior zone shall be limited to a maximum of 2500 square feet.

Packaged rooftop units and/or split system units shall be connected to existing Irvine Company Energy Management System. Thermostats shall be located adjacent to light switch at 48” above finished floor. EMS shall be Andover and installed by AAS.

New packaged rooftop units larger than 5-ton shall be provided with seismic isolation curb with minimum 1-inch spring deflection. New packaged rooftop units larger than 6.25 ton shall be provided with economizer with barometric relief damper.

Tenant Standard Fire Protection:	FIRE PROTECTION
Pendant satin chrome plated, recessed heads, adjustable canopies, minimum K factor to be 5.62, located at center of 2’ x 2’ section of scored ceiling tile. Ceiling drops from shell supply loop.

Tenant Standard Fire Sprinkler:	FIRE SPRINKLER
Hard pipe to be used. Any substitutions to be submitted for Landlord review and approval prior to install.
Center sprinkler head in 2x2 ceiling tile.

Tenant Standard Electrical:	ELECTRICAL SYSTEM
A 277/480 volt, three phase, four wire tenant metered distribution section will be added to main service at Main Electrical Room.
Tenant Electrical Room, located within the lease space, as directed by the Landlord, to include 277/480 volt and 120/208 volt panels, transformer, lighting control panel, as required.
Standard tenant electrical capacity will be provided in the following capacity:
• Lighting 277V: Minimum of 1.2 watt watts per s.f.
• General 277V Power: As required to accommodate tenant loads.
• HVAC Power 277/480V: As required to accommodate the HVAC equipment.
• General 120/208V Power: Minimum of 8.0 watts per s.f.

LIGHTING
All spaces are to be illuminated with building standard 2’ x 4’, direct/indirect fixtures based on one (1) fixture per 96 square feet.

All lighting shall be controlled by occupancy sensors and ½ switched per Title 24. Provide wall mounted dual relay occupancy sensors in small spaces and ceiling mounted paired with two switches in double gang box, Leviton “Decora” style switches with a white plastic coverplate, 48” AFF to switch centerline.

Exit signs: Internally illuminated, white sign face with green text.

OUTLETS
Power: Leviton “Decora” style 15 / 20 amp 125-volt specification grade white duplex receptacle mounted vertically, 18” AFF to centerline, with a white plastic coverplate.

All furniture systems will be assumed to be a four (4) circuit / eight (8) wire configuration. All furniture system workstations are assumed to have personal computers only and will be connected at a ratio of eight (8) workstations per four (4) circuit / eight (8) wire homerun.

All wall mounted furniture system communication feeds will be provided with (2) 1 ½” conduit (non-fire rated / non-insulated walls) OR (2) 1 ¼” conduit (fire rated / insulated walls); a 4S/DP box and a double-gang mud ring in the wall. One (1) furniture system communication feeds will be assumed to be capable of providing enough cabling capacity for eight (8) work stations.

Power and Telecom Feeds to systems furniture by Tenant to be via walls, furred columns or ceiling J-box.

All wall mounted general communication outlets in non-fire rated / non-insulated walls will be provided a 2-gang mud ring and a pull string in the wall. All wall mounted communication outlets in fire-rated and insulated walls will be provided with ¾” conduit (voice and / or data only) OR a 1” conduit (combination voice / data), stubbed into the accessible ceiling space, 4S/DP box and a single gang mud ring in the wall. Cover plate, jacks and cables by tenant.

A single tenant telecom room will be provided with a single 4’ x 8’ backboard. An empty 2” conduit will be routed from this backboard to the building’s main telephone backboard. An empty 4” conduit sleeve will be stubbed into the accessible ceiling space.

Tenant Standard Warehouse/Shipping and Receiving (if applicable):	FLOORS
Sealed concrete.

WALLS

5/8” gypsum wallboard standard partition, height and construction subject to Landlord approval. At furred walls, paint to match Benjamin Moore AC-40 Glacier White. Provide rated partition at occupancy separation, as required by code.

CEILING
Exposed structure, non-painted.

WINDOWS
None

ACCESS
7’-6” H x 7’-6” W glazed service doors. Glazing is bronze reflective glass.

HVAC
None

PLUMBING
Single accommodation restroom, if required.

Sheet vinyl flooring to be Armstrong Classic Corlon “Seagate” #86526 Oyster, with Smooth White FRP panel wainscot to 48” high. Painted walls and ceiling to be Benjamin Moore AC-40 Glacier White, semi-gloss finish.

LIGHTING
T5 High Bay, 2 x 4 fixtures.

OTHER ELECTRICAL
Convenience outlets; surface mounted at exposed concrete walls.

SECURITY
Lockable doors.

EXHIBIT Y

PROJECT DESCRIPTION
Laguna Canyon